Exhibit 5.1

Michael M. Stewart

Direct Tel: (405) 235-7747	michael.stewart@crowedunlevy.com

Direct Fax: (405) 272-5238

August 9, 2007

Continental Resources, Inc.

302 N. Independence

Enid, Oklahoma 73710

Re:	Continental Resources, Inc. (the “Company”)—Registration Statement on Form S-8 Relating to 7,126,003 Shares of Common Stock in Connection with the Company’s 2005 Long-Term Incentive Plan and 2000 Stock Option Plan (the “Plans”)

Ladies and Gentlemen:

The Company has approved the registration of 7,126,003 shares of its Common Stock, par value $0.01 per share (the “Shares”), on the above referenced Registration Statement to be issued pursuant to the terms of the Plans.

You have requested our advice with respect to the legality of the Shares issuable pursuant to the Plans.

We have examined, and are familiar with, the originals or copies, the authenticity of which have been established to our satisfaction, of all documents and other instruments we have deemed necessary to express the opinions hereinafter set forth. We have assumed the accuracy and completeness of such documents and instruments and of the information contained therein.

Based on the foregoing, and upon consideration of applicable law, it is our opinion that the Shares that may be issued pursuant to the Plans have been or will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the above-captioned Registration Statement.

Respectfully submitted,

CROWE & DUNLEVY
A PROFESSIONAL CORPORATION

By:	/s/ Michael M. Stewart
Michael M. Stewart

TULSA 500 KENNEDY BUILDING 321 SOUTH BOSTON AVENUE TULSA, OK 74103-3313 TEL: 918.592.9800 • FAX: 918.592.9801	OKLAHOMA CITY 20 NORTH BROADWAY, SUITE 1800 OKLAHOMA CITY, OK 73102-8273 TEL: 405.235.7700 • FAX: 405.239.6651	NORMAN THE HIPOINT OFFICE BUILDING 2500 SOUTH MCGEE, SUITE 140 NORMAN, OK 73072-6705 TEL: 405.321.7317 • FAX: 405.360.4002

www.crowedunlevy.com